Exhibit 99.1

HighPeak Energy, Inc. Provides Production, Financial and Acquisition Updates

Fort Worth, Texas, October 28, 2021 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced (i) certain production and financial updates, (ii) an increase in the Company’s borrowing base and aggregate elected commitments to $195 million, and (iii) the closing of multiple bolt-on acquisitions during the third quarter of 2021.

Highlights

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The Company’s production for the second half of October will average approximately 15,000 barrels of oil equivalent per day (“Boe/d”), an increase of over 80% above the average third quarter 2021 production of 8,168 Boe/d.

●	Accelerated the development drilling program with the addition of a third rig without increasing capital expenditure guidance for the year.
●	Priced an underwritten public offering of 2,530,000 shares of common stock for aggregate gross proceeds of approximately $25.3 million.
●	Increased the revolving credit facility borrowing base and elected commitments to $195 million.
●	Closed a series of unrelated bolt-on acquisitions comprising 10,600 net acres in the aggregate.

Production Update

The Company’s production for the second half of October will average approximately 15,000 Boe/d compared with third quarter 2021 production average of 8,168 Boe/d. The Company’s third quarter production volumes were significantly influenced by the temporary shutting-in of producing wells during offset well completion operations. These wells were returned to production in late September and are increasing to pre-shut in production levels. The Company expects wells drilled with the second rig to begin contributing meaningful production later this year and early next year.

HighPeak Chairman and Chief Executive Officer, Jack Hightower, said, “Our production growth rate continues to increase significantly based on the strong performance of our wells. Production exiting October is projected to exceed 15,000 Boe/d, which is above our year-end exit guidance. With the current strong commodity price environment and the work our team has done in securing materials and equipment, we intend to pull as much present value forward as we can for our investors. EBITDA generated at today’s prices and current production rates would be over $350 million on an annualized basis.”

The Company recently added a third rig to further delineate its Signal Peak area and to accelerate development drilling in Flat Top. The addition of the third rig will not change the capital expenditure guidance for 2021. Mr. Hightower continued, “Utilizing three rigs through 2022 would increase HighPeak’s exit rate to the mid-30,000 Boe/d range and adding a fourth rig before the end of the year would increase that rate to approximately 40,000 Boe/d, which would equate to almost $1 billion of EBITDA with the current margins and prices. Either way, 2022 will be a year of tremendous growth for HighPeak, both in production levels and EBITDA. We plan to accomplish all of this while maintaining our goal of staying less than one times debt to EBITDA. We intend to issue more definitive production and capital expenditure guidance later this year or early next year.”

Financial Update

On October 20, 2021, the Company announced the pricing of its underwritten public offering of 2,530,000 shares, including 2,200,000 primary shares and 330,000 over allotment shares, of its common stock, at a price to the public of $10.00 per share, pursuant to a registration statement on Form S-1 (the “Registration Statement”) filed previously with the U.S. Securities and Exchange Commission (the “SEC”). The net proceeds to the Company from the offering, after deducting the underwriting discounts and commissions and other offering expenses, are expected to be approximately $23.0 million.  The Company intends to use the net proceeds of this offering for general corporate purposes, which may include accelerating its drilling and development activities as discussed above and funding additional bolt-on acquisitions. The offering closed October 25, 2021.

Increase Revolving Credit Facility Borrowing Base to $195 Million

Based on the Company’s production growth and strong well results, the Company and its lenders under the senior secured revolving credit facility have completed the 2021 fall borrowing base redetermination and increased the Company’s borrowing base and aggregate elected commitments to $195 million, representing a significant increase above the Company’s prior borrowing base of $125 million.

Acquisitions Update

During the third quarter of 2021, the Company closed a series of unrelated, accretive bolt-on acquisitions from various third parties primarily located in the Signal Peak area. In the aggregate, the acquired assets include approximately 10,600 net acres with estimated average production of more than 1,400 Boe/d for the remainder of 2021 and working interests in salt-water disposal wells and related infrastructure.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. When used in this document, the words "believes," "plans," "expects," "anticipates," "forecasts," "intends," "continue," "may," "will," "could," "should," "future," "potential," "estimate" or the negative of such terms and similar expressions as they relate to HighPeak Energy, Inc. ("HighPeak Energy," the "Company" or the “Successor”) are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on the Company's current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company's control.

These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, the impact of a widespread outbreak of an illness, such as the coronavirus disease 2019 (“COVID-19”) pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company's drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and storage facilities, HighPeak Energy's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to any credit facility and derivative contracts entered into by HighPeak Energy, if any, and purchasers of HighPeak Energy's oil, natural gas liquid and natural gas production, uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, expenses, cash flow from sales of oil and gas and tax rates, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K filed with the SEC on March 15, 2021 (the “Annual Report”) and other filings with the SEC. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. See "Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations," "Part I, Item 3. Quantitative and Qualitative Disclosures About Market Risk" and "Part II, Item 1A. Risk Factors" in our Quarterly Report on Form 10-Q for the period ended June 30, 2021, "Risk Factors,” “Business and Properties,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” in the Company’s Annual Report,  for a description of various factors that could materially affect the ability of HighPeak Energy to achieve the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no duty to publicly update these statements except as required by law.

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.